Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

                September 20, 2004
                Thomas S. Irwin (954) 987-4000 ext. 7560
                Victor H. Mendelson (305) 374-1745 ext. 7590

         HEICO CORPORATION NAMES JOSEPH W. PALLOT TO BOARD OF DIRECTORS

Hollywood, FL and Miami, FL -- HEICO Corporation (NYSE: HEI.A and HEI) announced its Board of Directors, at its regularly scheduled meeting today, elected Joseph
W. Pallot to be a member of the Board. Mr. Pallot is a Shareholder of Devine Goodman Pallot & Wells, P.A., a Miami, Florida-based transactional and litigation boutique law firm.

Mr. Pallot's election to the board increases the number of independent directors on the Company's Board to 5 directors out of the now 8-person board (prior to his election, the Board had 7 members). He will be a member of the Board's Finance/Audit Committee.

Mr. Pallot's practice focuses on complex commercial transactions, including but not limited to, mergers & acquisitions, financings, joint ventures and partnerships. Mr. Pallot, who is 44 years of age, has lectured to financial institutions and other parties concerning business transactions. Prior to his legal career, Mr. Pallot was a commercial banker with Southeast Bank, N.A., which is now part of Wachovia Corp.

Mr. Pallot also serves on the board of directors and executive committee of the Beacon Council (Miami-Dade County, Florida's official economic development organization) and is involved with various community affairs.

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, stated, "We are most pleased to have Joe Pallot as a Board member. His business and legal experience will further broaden the range of experience of our Board of Directors while enhancing director independence. HEICO will be well served by his addition."

Mr. Pallot commented, "I have been impressed by HEICO's professionalism and success for many years. I look forward to serving the Company and its shareholders in the years ahead."

HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.